
Air Methods

Air Methods Corporation
NASDAQ: AIRM

4Q15 Earnings Presentation



Non-GAAP Financial Information

Non-GAAP Financial Information: This presentation may discuss EBITDA, which is not calculated in conformity with U.S. Generally Accepted Accounting Principles (GAAP). The Company defines EBITDA as earnings before interest, income taxes, depreciation, amortization and gain or loss on disposition of assets. To supplement the Company's consolidated financial statements presented on a GAAP basis, management believes that this non-GAAP measure provides useful information about the Company's core operating results and thus is appropriate to enhance the overall understanding of the Company's past financial performance and its prospects for the future. Management believes the additions and subtractions from net income used to calculate EBITDA reflect the measurements that its bank creditors and third party stock analysts use in evaluating the Company. These adjustments to the Company's GAAP results are made with the intent of providing both management and investors a more complete understanding of the Company's underlying operational results and trends and performance. Management uses this non-GAAP measure to evaluate the Company's financial results. The presentation of non-GAAP measures is not meant to be considered in isolation or as a substitute for or superior to financial results determined in accordance with GAAP.

Important Additional Information and Where to Find It

Air Methods intends to file a proxy statement with the SEC in connection with the solicitation of proxies for the 2016 Annual Meeting (the "2016 Proxy Statement"). AIR METHODS STOCKHOLDERS ARE URGED TO READ THE 2016 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT DOCUMENTS THAT AIR METHODS WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

The participants in the solicitation of proxies from Air Methods' stockholders in connection with the 2016 Annual Meeting may include the directors and director nominees of Air Methods: George W. Belsey, Ralph J. Bernstein, Mark D. Carleton, John J. Connolly, Jeffrey A. Dorsey, Claire M. Gulmi, C. David Kikumoto, Carl H. McNair, Jr., Morad Tahbaz, Aaron D. Todd and Jessica Garfola Wright. In addition, the following persons may be participating in such solicitation: Michael D. Allen (President, Domestic Air Medical Services), Trent J. Carman (Chief Financial Officer), David M. Doerr (EVP, Business Development) and Crystal L. Gordon (General Counsel, Secretary, and Senior Vice President).

As of the date of this press release, the participants may be deemed to beneficially own (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) the number of shares of common stock, par value $0.06 per share, of Air Methods following their name: George W. Belsey: 77,092, Ralph J. Bernstein: 2,752,565, Mark D. Carleton: 30,343, John J. Connolly: 22,023, Jeffrey A. Dorsey: 22,023, Claire M. Gulmi: 4,506, C. David Kikumoto: 87,437, Carl H. McNair, Jr.: 181,210, Morad Tahbaz: 56,172, Aaron D. Todd: 94,677, Jessica Garfola Wright: 0, Michael D. Allen: 35,808, Trent J. Carman: 79,360, David M. Doerr: 30,457, and Crystal L. Gordon: 17,434.

Shareholders will be able to obtain, free of charge, copies of the 2016 Proxy Statement and any other documents filed by Air Methods with the SEC in connection with the 2016 Annual Meeting at the SEC's website (www.sec.gov), at Air Methods' website (www.airmethods.com) or by writing to Air Methods' Corporate Secretary at Air Methods, 7211 South Peoria Street, Englewood, Colorado 80112, or by calling Air Methods' Corporate Secretary at (303) 792-7400.

Air Methods®

4Q15 Highlights

- Total Revenue increased 9% YOY.
  - Air Medical Services Division revenue increased 8% YOY.
    - Net Patient Transport Revenue increased 14% YOY.
      - Patient Transports increased 11% YOY.
      - Same-base Patient Transports decreased 2% YOY.
      - Same-base Patient Transports + Weather Cancellations increased 3% YOY.
      - Net Revenue per Transport increased 2% YOY.
    - Contract revenue declined 19% YOY due primarily to a 13% reduction in the number of hospital bases from conversions and net contract declines.
  - Tourism Division revenue increased 10% YOY.
- Income from Continuing Operations decreased 5% YOY.
  - Maintenance expense per flight hour (ex. Tourism) increased 12% YOY.
  - Fuel expense per flight hour (ex. Tourism) declined 20% YOY.

Air Methods

Air Medical Services Division

	4Q14	4Q15	% Change
Patient Transport Revenue, Net	$174.3MM	$198.2MM	13.7%
Net Revenue / Transport	$12,238	$12,508	2.2%
Transports	14,209	15,817	11.3%
Transports + Weather Cancellations	19,637	22,945	16.8%
Same-Base Transports (SBTs)	13,948	13,725	-1.6%
SBTs + Weather Cancellations	19,218	19,847	3.3%
# of Bases*	189	209	10.6%
# of Operating Aircraft*	237	259	9.3%
Days Sales Outstanding	115	136	18.3%
AMS Contract Revenue	$41.9MM	$34.2MM	-18.5%
# of Bases*	97	84	-13.4%
# of Operating Aircraft*	133	117	-12.0%

* The number of bases and aircraft represent figures at the end of the quarter.

Air Methods®

Air Medical Services Division

Expenses (Millions)

	4Q14	4Q15	% Change
Flight Center Expenses	$92.2	$104.2	13.0%
Aircraft Operating Expenses	$32.3	$35.2	8.9%
Maintenance	$22.8	$26.5	16.0%
Fuel	$6.1	$5.5	-10.3%

Air Methods

Air Medical Services Division

Volume Payor Mix*

	1Q13	2Q13	3Q13	4Q13	1Q14	2Q14	3Q14	4Q14	1Q15	2Q15	3Q15	4Q15
Commercial Insurance	28.1%	27.1%	29.4%	29.6%	27.7%	26.9%	29.1%	29.5%	27.0%	26.1%	27.8%	28.3%
Government-Sponsored Insurance	4.6%	4.8%	4.8%	4.7%	4.4%	3.6%	3.5%	3.2%	3.6%	4.1%	3.6%	3.8%
Medicare	33.1%	34.2%	31.7%	31.5%	33.7%	34.5%	32.4%	32.1%	34.8%	35.9%	33.9%	33.5%
Medicaid	20.7%	20.2%	20.1%	20.6%	20.1%	24.1%	23.6%	23.4%	23.9%	24.7%	24.6%	24.1%
Self-Pay	13.5%	13.7%	14.0%	13.6%	14.2%	10.9%	11.4%	11.8%	10.7%	9.2%	10.1%	10.3%

* The above payor mix percentages are aged 3 months.

Air Methods®

Air Medical Services Division

Collection Rate*

	1Q13	2Q13	3Q13	4Q13	1Q14	2Q14	3Q14	4Q14	1Q15	2Q15	3Q15	4Q15
Commercial Insurance	78.9%	79.1%	80.3%	81.2%	81.6%	81.7%	80.9%	80.1%	78.4%	77.5%	75.7%	74.2%
Government-Sponsored Insurance	38.8%	35.9%	35.7%	33.1%	31.5%	28.5%	26.4%	25.4%	24.7%	24.2%	24.5%	24.6%

* The collection rates are for collections related to twelve months of transports aged twelve months.

Air Methods®

Air Medical Services Division

Community Base Activity

	1Q14	2Q14	3Q14	4Q14	1Q15	2Q15	3Q15	4Q15
Beginning of Period	179	176	183	186	189	189	199	200
Conversions	0	6	2	1	0	5	0	8
Greenfields	2	3*	3	2	1	7*	3	2
Closures	5	2	2*	0	1	2	2	1*
End of Period	176	183	186	189	189	199	200	209

* Includes a seasonal base that originally opened in 2Q14, closed in 3Q14, reopened in 2Q15, and closed in 4Q15.

Air Methods

Tourism

	4Q14	4Q15	% Change
Tourism and Charter Revenue	$26.3MM	$28.9MM	9.8%
Total Revenue / Passenger	$277	$276	-0.3%
Passenger Trips	95,064	104,751	10.2%
Operating Expenses	$19.4MM	$20.4MM	5.2%
# of Operating Aircraft	58	66	13.8%

United Rotorcraft

	4Q14	4Q15	% Change
External Revenue	$3.4MM	$7.4MM	119.7%
Cost of Medical Interiors and Products Sold	$5.1MM	$6.3MM	23.1%

Air Methods®

Capital Expenditures
(Millions)

	2014	2015
Total Capital Expenditures	($119.8)	($149.0)
Aircraft Purchases*	($104.2)	($126.5)
Non-Aircraft Cap Ex	($15.6)	($22.5)
Lease Aircraft Buyouts	($28.8)	($17.7)
Proceeds from Asset Sales	$19.0	$9.7
Proceeds from Aircraft Financing	$89.9	$151.7

* Includes aircraft purchases, installations of new medical interiors, and aircraft refurbishments.

Air Methods®